Exhibit 5


                            Loeff Claeys Verbeke
                               P.O. Box 75088
                             1070 AB Amsterdam



Chicago Bridge & Iron Company N.V.
P.O. Box 74658
1070 BR Amsterdam
The Netherlands

            Re:   Chicago Bridge & Iron Company N.V.
                  Employee Stock Purchase
Dear Sirs:
            We have acted as special counsel on matters of Netherlands law to Chicago Bridge & Iron Company N.V. (the "Company") in connection with the registration of up to 250,000 Common Shares, par value NLG 0.01 (the "Shares"), pursuant to the Chicago Bridge & Iron Employee Stock Purchase Plan (1997). In connection therewith, the Company will file with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").

            In rendering this opinion, we have examined and relied upon the following documents:

      1. The Articles of Association (statuten) of the Company as currently in effect, dated 26 March 1997 (the "Articles of Association");

      2. An excerpt dated [ ] of the registration of the Company in the Trade Register of the Chamber of Commerce of Amsterdam;

      3. A copy of the Registration Statement relating to the offering under the Plan, filed with the Commission under the Securities Act.;

      4.     A copy of the Plan;

and such other documents and such other laws, rules, regulations, and the like, as we have deemed necessary as a basis for the opinions hereinafter expressed.

            Capitalized terms used but not defined herein are used as defined in the Registration Statement.

            For the purpose of the opinion expressed herein, we have assumed (i) the conformity to the originals of all documents submitted to us as copies; (ii) that all of the Shares were already issued as per the listing of the Company on the New York Stock Exchange and the Amsterdam Stock Exchange on April 2, 1997.


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            Subject to the foregoing, we are of the opinion that Shares have been validly issued, fully paid and nonassessable.

            In this opinion Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Netherlands law and be brought before a Netherlands court.

            This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Registration Statement.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the prospectus in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under the Securities Act, or the rules and regulations of the Commission thereunder.

                                       Yours faithfully,



/s/  Victor P.G. de Seriere            /s/  Robert Jan J. Lijdsman
---------------------------            ----------------------------
Victor P.G. de Seriesre                Robert Jan J. Lijdsman